Exhibit 99.5
Updated Material U.S. Federal Income Tax Disclosure
The following discussion supersedes and replaces in its entirety the discussion under the heading “Material U.S. Federal Income Tax Considerations” in the prospectus dated November 7, 2023, which is a part of the Company’s Registration Statement on Form S-3 (File No. No. 333-275162) filed with the U.S. Securities and Exchange Commission (the "SEC") on November 1, 2023 (the "Base Prospectus") and which is also attached to the prospectus supplement dated November 14, 2023, filed by the Company with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended. Unless the context requires otherwise, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Base Prospectus.
Material U.S. Federal Income Tax Considerations
This section summarizes the material U.S. federal income tax considerations that you, as a shareholder, may consider relevant. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the U.S. federal income tax laws, such as:
•insurance companies;
•tax-exempt organizations;
•financial institutions or broker-dealers;
•non-U.S. individuals and non-U.S. corporations;
•U.S. expatriates;
•persons who mark-to-market our securities;
•subchapter S corporations;
•shareholders whose functional currency is not the U.S. dollar;
•regulated investment companies and REITs, and their investors;
•trusts and estates;
•persons who receive our securities through the exercise of employee stock options or otherwise as compensation;
•persons holding our securities as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”);
•persons holding our securities through a partnership or similar pass-through entity; and
•persons holding a 10% or more (by vote or value) beneficial interest in our shares.
This summary assumes that shareholders hold our securities as capital assets for U.S. federal income tax purposes, which generally means as property held for investment.
The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS and court decisions. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury Regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively.
WE URGE YOU TO CONSULT YOUR TAX ADVISER REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR SECURITIES. SPECIFICALLY, YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
Taxation of Our Company and Shareholders
We have revoked our election to be treated as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) effective as of January 1, 2024. Beginning January 1, 2024, we will be subject to tax as a C corporation at regular corporate rates on our taxable income. We plan to use net operating loss carryforwards to offset the majority of our U.S. federal taxable income during the period that we operate as a C corporation during 2024. The revocation of our REIT election is not a taxable event for our shareholders.
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